III. CODE OF BUSINESS ETHICS

EAI's officers and employees and the officers of the HomeState Group are expected to adhere to the highest ethical standards of the profession and the strictest principles of good business practice. The following specific requirements, which may be changed from time to time, are set forth as guidelines to be followed, but which by their nature cannot be all-inclusive. Officers and employees of both the advisory firm and the mutual fund are expected to maintain the highest ethical standards in all dealings whether or not specifically covered by this Code of Business Ethics. All questions relating to the application or interpretation of the following requirements should be directed to the Compliance Officer. References to "officers", the "Company" and "employees" in this Code pertain both to EAI and HomeState, even though there are no Fund "employees" as such.

A.   CLIENT RELATIONS

     1. The company stands in a fiduciary relationship to its clients; consequently, all officers and employees shall carry out their duties with utmost fidelity to the client and solely in the client's best interests. In this regard, the professional judgment of all officers and employees shall be exercised free of all compromising influences and loyalties.
     2. Officers and employees shall treat all information received from clients or information relating to client accounts with utmost confidentiality and shall not, without prior written consent of the client, disclose such information to any other person except required by law. In no case may information about a client be used for the personal benefit of any person other than the client.6
     3. No officer or employee shall take or receive, directly or indirectly, any share in the profits (whether by income, appreciation, or otherwise) or losses of any client account.
     4. No officer or employee shall except any orders or directions with respect to a client's account from any non-client source without the prior written authorization of the client.
     5. No officer or employee shall warrant or guarantee the present or future value or price of, or return on, any securities, or that any company or issuer will fulfill its representations, promises or obligations. For purposes of this Code of Business Ethics, the word "securities" includes stocks, bonds, notes, options, futures contracts, commodities, certificates of interest and any interest or instrument commonly known as a "security".
     6. No officer or employee shall agree to purchase any security from a client's account for the officer's or employee's account. Notwithstanding this prohibition, registered portfolio managers may arrange for agency cross trades between clients' accounts in accordance with law and Company policy.
     7. No officer or employee shall act, or agree to act as the personal custodian, trustee, personal representative or other fiduciary for a client or with respect to the securities, funds or other property of a client.
     8. No officer or employee shall lend or borrow money or securities to or from a client or a client's account.
     9. No officer or employee shall forward, or agree to forward, original confirmations, statements of account, recommendations or other communications from the Company to a client to any address other than the client's post office address.
     10. No officer or employee shall accept or hold in his individual name discretionary authority or a discretionary power of attorney for a client or a client's account.

B.   GENERAL BUSINESS PRACTICES

     1. No officer or employee shall, directly or indirectly authorize or pay any rebate, bonus, fee or other consideration, to any person for business sought or procured or to any official of any governmental or regulatory body except as expressly authorized by the Company. The conditions under which EAI may pay cash fees for client referrals are generally described in Section A.2. of the Company's Compliance Procedures.
     2. No officer or employee shall be a director, officer, employee or agent of any company or person supplying goods or services to any client of the Company; nor shall any officer, employee or member of the immediate family of an officer or employee own or hold any securities issued by any such company in excess of 1% of its outstanding shares except as permitted by the Compliance Officer or otherwise in accordance with this Code of Business Ethics.
     3. No officer or employee shall serve as a director or officer or hold a control position, whether through security ownership or otherwise, in any company having publicly traded securities without the written approval of the President or Compliance Officer.
     4. Officers and employees will, in the course of their employment, receive confidential information, including the recommendations and investment advice developed for clients, which is proprietary to the Company. No officer or employee shall disclose any such confidential or proprietary information except in the course of regular performance of such officers or employee's duties. To assist in the conducting of investment advisory activities in the strictest of confidence, EAI will maintain office space that is physically separate and distinct form its leasor, an affiliated brokerage firm. These "Chinese Wall" procedures will help to reduce the likelihood of insider trading violations, breeches of client confidentially, and confusion on the part of EAI clients.
     5. No officer or employee shall render investment advice for compensation to any person or persons other than clients of the Company and then only in the normal course of the performance of his duties as an officer or employee of the Company without the written approval of the President or Compliance Officer.
     6. No officer or employee shall take any action inconsistent with the maintenance and retention of books, records and accounts which accurately and fairly reflect financial transactions undertaken on behalf of the Company or a client. No officer or employee shall make or cause to be made any false or misleading entry or record in the books, records, or accounts of the Company or a client. In all cases, except upon the written authorization of the President or Compliance Officer, all transactions, whether for the company or a client, shall be executed and recorded in accordance with established procedures, which are designed to comply with applicable law.

C.   SECURITIES TRADING

     1. Officers and employees must conduct their investments and trading in securities in a manner so as to avoid not only actual improprieties but even the appearance of impropriety.
     2. At the time of their association with the Company, officers and employees shall provide the Compliance Officer with a list of all securities investments which they or members of their immediate family then hold. This list must be current at all times by advising the Compliance Officer of all investment transactions within 10 days of such transactions, and officers and employees must arrange for their brokers to supply the Compliance Officer with copies of all monthly statements for all brokerage accounts maintained by them and members of their immediate family.
     3. No officer of employee shall trade in any security being considered by the portfolio manager, until all contemplated client transactions with respect to each security have been completed; nor shall any officer or employee permit any member of his or her immediate family to engage in any such trade.
     4. No officer or employee shall engage in any securities transaction while in possession of material nonpublic information relating to the business or affairs of the issuer of securities, market activity or conditions or other matters.
     5. If any employee determines that he or she has learned material, nonpublic inside or market information, he or she must notify EAI's Compliance Officer of this fact immediately. In this case, neither EAI nor its employees may effect transactions in the securities of the subject issuer, either for themselves or for any client, until such information has been publicly disseminated. For more information on what constitutes restricted inside or market information, see Section D of EAI's Compliance Procedures.

     Because EAI serves as investment adviser to a registered investment company (The HomeState Group). EAI has adopted the following Personal Trading Policy into its Code of Ethics on behalf of both EAI and HomeState ("H.S."):

D.   PERSONAL INVESTING POLICY STATEMENT

     1.   Substantive Restrictions on Personal Investing Activities

          a.   Initial Public Offerings
               EAI and H.S. flatly prohibit investment personnel from acquiring any securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of an investment company.

          b.   Private Placements
               EAI  and  H.S.  (a)  require   express  prior   approval  of  any
          acquisition of securities by investment personnel in a private placement. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the investment company and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the investment company. (b) Investment personnel who have been authorized to acquire securities in a private placement should be required to disclose that investment when they play a part in any investment company's subsequent consideration of an investment in the issuer. (c) In such circumstances, the investment company's decision to purchase securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

          c.   Blackout Periods
               EAI and H.S. prohibit any access person from executing a securities transaction on a day during which any investment company in his or her complex has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition, EAI and H.S. should prohibit any portfolio manager from buying or selling a security within at least seven calendar days before and after an investment company that he or she manages trades in that security. Any profits realized on trades within the proscribed periods must be disgorged.

          d.   Ban On Short-Term Trading Profits
               In addition to the blackout periods described above, EAI and H.S. prohibit all investment personnel from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged.

          e.   Gifts
               EAI and H.S. prohibit investment personnel from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the investment company.

          f.   Service as a Director
               EAI and H.S. prohibit investment personnel from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the investment company and its shareholders. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors normally will be isolated from those making investment decisions through "Chinese Wall" or other procedures. Appropriate disclosure will be made to the SEC and to shareholders.

     2.   Compliance Procedures

          a.   Preclearance
               EAI and H.S. require all access persons to "preclear" personal securities investments. These preclearance requirements and associated procedures are reasonably designed to identify any prohibition or limitation applicable to the proposed investment.

          b.   Records of Securities Transaction
               EAI and H.S. require all access persons to direct their brokers to supply to a designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

          c.   NASD Rulemaking -- Opening of Accounts
               National Association of Securities Dealers, Inc. ("NASD") has adopted a rule requiring all broker-dealers to notify a registered investment adviser when any of its employees opens a brokerage account.

          d.   Post-Trade Monitoring
               The HomeState  Group shall  implement  appropriate  procedures to
          monitor   personal   investment   activity  by  access  persons  after
          preclearance has been granted.

          e.   Disclosure of Personal Holdings
               EAI and H.S. require all investment personnel to disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

          f.   Certification of Compliance With Codes of Ethics
               All access persons are required to certify annually that they have read and understood the code of ethics and recognize that they are subject thereto. Further, access persons are require to certify annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported pursuant to the requirements of the code.

          g. Any person who, in good faith, observes, discovers or identifies an actual or potential violation of the Code, must be free to report the incident to the Compliance Officer or General Counsel (Shaun Eisenhauer at Duane Morris LLP, 717-237-5500) without fear of retaliation.
               - Upon being notified of a violation, the Compliance Officer/General Counsel will take all appropriate action to investigate any potential violations reported to him;
               - If after such investigation, the Compliance Officer/General Counsel believes that no violation has occurred, the Compliance Officer/General Counsel is not required to take any further action;
               - Any matter that the Compliance Officer/General Counsel believes is a violation will be reported to the Board. If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel; or a recommendation to dismiss the employee.
               - The Board will be responsible for granting waivers, as appropriate;
               - Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

          h.   Review by the Board of Directors
               EAI's management shall prepare an annual report to the investment company's board of directors that at a minimum -

               o summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;
               o    identifies any  violations  requiring  significant  remedial
                    action   during  the  past  year;   and
               o identifies any recommended changes in existing restrictions or procedures based upon the investment company's experience under its code of ethics, evolving industry practices, or developments in applicable laws or regulations.